As filed with the Securities and Exchange Commission on June 28, 2016.
Registration No. 333-102507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-1686453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

63 Lancaster Avenue
Malvern, PA 19355-2143
(610)-644-1300

 (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Lori Lipcaman
Executive Vice President – Chief Financial Officer
63 Lancaster Avenue
Malvern, PA 19355-2143
(610)-644-1300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: N/A
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-102507) of Vishay Intertechnology, Inc. ("Vishay" or the "Company") filed on March 1, 2004, and declared effective on March 4, 2004 (the "Registration Statement"), pertaining to the registration of Class A Warrants to purchase 7,000,000 shares of Vishay common stock; Class B Warrants to purchase 1,823,529 shares of Vishay common stock; 6,176,467 shares of Vishay common stock issuable upon exchange of $105,000,000 of Vishay's Floating Rate Unsecured Loan Notes Due 2102 (the "Notes"); and 8,823,529 shares of Vishay common stock issuable upon exercise of the Class A Warrants and the Class B Warrants.

The Class A Warrants and the Class B Warrants expired unexercised on December 13, 2012.

As a consequence of the spin-off of Vishay Precision Group, Inc. ("VPG"), Vishay was required to take action so that the existing Notes would be exchanged for a combination of new notes of Vishay reflecting a lower principal amount and notes issued by VPG, based on formulae included in the put and call agreement.  The principal amount of $9,958,460 was transferred to VPG effective as of the date of the spin-off.

Holders of $56,400,185 principal amount of the Notes exchanged their Notes for 3,664,729 shares of Vishay common stock on August 26, 2013.

Vishay repurchased an aggregate of $38,641,355 principal amount of the Notes in two privately negotiated transactions closing in March 2016 and June 2016, respectively.

As a result, there are no Notes outstanding, and the offering pursuant to the Registration Statement has been terminated.

The Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement, including the Notes and common stock of the Company, which remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on June 28, 2016.

VISHAY INTERTECHNOLOGY, INC.

By: /s/ Gerald Paul
Dr. Gerald Paul
President and Chief Executive Officer

By: /s/ Lori Lipcaman
Lori Lipcaman
Executive Vice President – Chief Financial Officer